Exhibit 10.1

Amendment No. 3 to the Technology Agreement

This Amendment No. 3 (the “Amendment”) is dated as of March 28, 2008 by and between Cray Inc., a Washington corporation (“Purchaser”), and Silicon Graphics, Inc., a Delaware corporation (“Seller”).

WHEREAS, the Purchaser and Seller entered into a Technology Agreement dated March 31, 2000, which has been twice amended to date (the “Technology Agreement”);

WHEREAS, the Purchaser and Seller desire to amend certain provisions of the Technology Agreement in order to permit Purchaser to use certain defined technology across its product line and to market certain defined technology as a separate product;

NOW, THEREFORE, in consideration of the foregoing recitals and of the mutual covenants and conditions contained herein, the parties hereby agree as follows:

1. Amendments to Section 1, Definitions.

(a) Section 1.15 of the Technology Agreement is hereby replaced in its entirety with the following:

1.15. “Purchaser Products” means the Cray Products and Vector Supercomputers distributed, licensed, leased and/or sold by Purchaser, provided however, that solely with respect to Front-end Compiler Software, the term Purchaser Products means Cray Products and all hardware products distributed, licensed, leased and/or sold by Purchaser from time to time.

(b) A new Section 1.9A is hereby added to the Technology Agreement, as follows:

1.9A. “Front-end Compiler Software” means the front-end compiler software as it existed when owned by the Seller, effective April 1, 2000, and as subsequently modified by Purchaser from time to time, both before and after the execution of this Amendment, that incorporates, includes, is based on and/or uses the following intellectual property of the Seller:

CF90 Front End
Fortran CoArrays
Fortran Libraries
Fortran PE tools
CIF
Clibmod and clibinc
Fdcp, explain, assign

F90 driver command
Message system and message catalogs for C, Fortran, and libraries
Arith
Tst90
ISU-created tests (open mp)
C/C++ Fortran Test Suites
F90 chapter tests

(c) A new Section 1.9B is hereby added to the Technology Agreement, as follows:

1.9B “Back-end Compiler” for purposes of Amendment No.3 means the full back-end compiler comprising all code generators available on Cray branded products developed with the substantial involvement of Cray.

2. Amendments to Section 2, Technology Rights.

(a) Section 2.2. Section 2.2 of the Technology Agreement is hereby replaced in its entirety with the following:

2.2 Patents Licensed to Purchaser. Seller hereby grants to Purchaser a non-exclusive, royalty-free, fully-paid, worldwide license, without the right to grant sublicenses to others, to make, have made, use, import, sell, lease or license Purchaser Products and the Cray Compiler Product (which for purposes of this Agreement [and for purposes of Amendment No. 3] means a compiler product comprised of Front-end Compiler Software and associated Cray Back-end Compiler software), and to practice any method of manufacture in connection with the Purchaser Products and the Cray Compiler Product, under the Patents listed on Schedule B.

(b) General. While both Purchaser and Seller believe that all necessary intellectual property of Seller listed on the original schedules to the Technology Agreement with respect to the Front-end Compiler Software has been identified in this Amendment, and each of them hereby so warrants, if it turns out that any such intellectual property has been overlooked or omitted that is necessary to accomplish the purposes of this Amendment, then the Purchaser and Seller agree that all such omitted intellectual property will be promptly discussed by the parties for inclusion, provided that Seller will not unreasonably withhold its consent if such omission was inadvertent and is limited in scope and the intellectual property is clearly necessary to accomplish the purposes of this Amendment No. 3.

(c) Covenant. Purchaser hereby covenants that the Cray Compiler Product does and will support in all material respects either the current or the immediately previous Fortran standard adopted from time to time by the International Organization for Standardization.

3. Furnish to Seller. Each May 1 and November 1 after this Amendment becomes effective, commencing November 1, 2008, and as long as this Amendment is in effect, Purchaser shall provide to Seller one copy of the source code statements for the Front-end Compiler Software as was used to build the Front-end Compiler Software binaries and user level documentation that Purchaser most recently made generally available to customers (such copy shall include all revisions to the distributed files to a date specified on such a copy which date shall be no earlier than forty-five (45) days before the applicable May 1 or November 1), provided that Purchaser, either with the delivery under this Section 3 or any delivery pursuant to Section 7(a), shall not provide information that Purchaser is bound to not release or distribute pursuant to confidentiality and similar agreements with third parties. In such event, Purchaser shall identify such third parties and types of information so bound, and Seller agrees that Seller shall be solely responsible for obtaining such licenses or consents it requires to obtain and use such information, provided, however, that upon request by Seller, Purchaser shall cooperate with Seller in obtaining such licenses or consents, as appropriate, and Seller will undertake all efforts necessary to protect Purchaser’s rights and meet Purchaser’s obligations under such agreements with third parties to the extent such rights and obligations are affected by this Amendment. Seller shall treat the source code furnished by Purchaser under this Section 3 as software bound by the provisions of Section 2.6.4 of the Technology Agreement.

4. Restrictions on Open-Source. Neither Purchaser nor Seller shall publish or otherwise make available the Front-end Compiler Software source code, in whole or in part, without the prior written consent of the other party, as “open-source software” or “free software,” whether pursuant to the Apache License, BSD License, GNU General Public License, GNU Lesser General Public License, MIT License, Eclipse Public License, Mozilla Public License or any other open source and/or free software license, provided, however, that this restriction does not apply to Seller with respect to the Front-end Compiler Software as it existed on April 1, 2000, and improved thereafter by Seller without reference to any software provided by Purchaser to Seller pursuant to Section 3 of this Amendment No. 3.

5. Payment by Purchaser. In addition to the payment of the royalties described in Section 6 below, Purchaser shall pay Seller the sum of Eight Hundred Thousand Dollars (U.S. $800,000.00) by wire transfer to the account as described below, or as otherwise directed by Seller in writing to Purchaser. Purchaser shall make such payment no later than 5:00 p.m. Eastern Daylight Time on the twenty-fifth (25th) day following the full execution of this Amendment. Any payment not received from Purchaser by the due date may accrue, at Seller’ discretion, late charges at the rate of 1.5% of the outstanding balance per month, or at the maximum rate permitted by law, whichever is lower, from the date such payment was due until the date paid.

Account Name: Silicon Graphics, Inc.
Account Number: XXXXXXXX

Bank Name: Wells Fargo
Bank Address: San Francisco, CA
Bank ABA: 121000248

6. Licensing of Front-end Compiler Software as Part of a Stand-Alone Product.

(a) License. Seller hereby grants to Purchaser, solely with respect to the Front-end Compiler Software, a non-exclusive, fully-paid, worldwide right to license to use, modify and create source and object code works from the associated source code and distribute object code from the source or its derivatives as part of a stand-alone Cray Compiler Product to third parties, without rights to sublicense or distribute source code or source derivatives to third parties other than source code that is licensed to customers solely for its use in connection with the support or service of the Front-end Compiler Software as part of a stand-alone Cray Compiler Product. Purchaser shall market and license the stand-alone Cray Compiler Product under its name (with attribution to Seller as described in Section 8(a) below) pursuant to its standard software license agreement (the current version of which is attached as Exhibit A) as “Cray Licensed Software.” As between the parties, Purchaser shall be solely responsible for the Cray Compiler Product (including without limitation the Front-end Compiler Software) it so markets and licenses. For purposes of this Amendment, the term “stand-alone” means a distribution of the Cray Compiler Product for the purpose of generating code for products other than Purchaser Products solely by itself or associated with a distribution of a suite of the compiler, libraries and other software tools. It does not include a distribution of the Cray Compiler Product for the purpose of generating code for Purchaser Products. This Section 6(a) shall be construed as an addition to and not a limitation of the rights of the parties under the Technology Agreement, as amended from time to time.

(b) Royalty. To the extent Purchaser markets and distributes the Cray Compiler Product on a stand-alone basis, Purchaser shall account, on a quarterly basis, for all licensing and support fees invoiced by Purchaser to third parties for the stand-alone Cray Compiler Product, as set forth in Section 6(c) below, and shall pay Seller a royalty at the rate of five percent (5%) of such licensing and support fees so invoiced by Purchaser. To the extent that Purchaser bundles the Cray Compiler Product with libraries and other tools with a combined price, then Purchaser may allocate the amount of the invoice among the Cray Compiler Product and other libraries and tools based on its then current published price list for such Cray Compiler Product, libraries and tools; if no such allocation is reasonably possible, then Purchaser shall pay the royalty based on the entire invoice.

To the extent Purchaser employs a different business model in which revenue is derived from activities involving the Cray Compiler Product other than licensing and support fees, Purchaser will pay Seller 5% of such revenue in lieu of the licensing and support royalty fee described above. By way of example, if Purchaser compiles customer code for free via a website utilizing the Cray Compiler Product and generates profits from advertising, then the advertising revenue would be subject to a 5 % royalty fee.

(c) Records and Reports. Purchaser will maintain complete, current and accurate records documenting all copies of the Cray Compiler Product distributed by or for Purchaser on a stand-alone basis to third parties or other transactions for which a royalty is due pursuant to Section 6(b) above. Within thirty (30) days of the end of each calendar quarter, beginning with the first calendar quarter in which Purchaser first invoices a third-party for licensing and support fees for the distribution of the Cray Compiler Product on a stand-alone basis or other transaction for which a royalty is due pursuant to Section 6(b) above, Purchaser will submit to Seller a written report which will set forth the number of copies of the Cray Compiler Product so distributed by Purchaser, the licensing and support or other appropriate fees for which a royalty is due and such other information as Seller may reasonably request but not including customer names, addresses and other customer identifying data and information (the “Cray Report”). Purchaser will enclose with the Cray Report the stipulated royalty, as set forth in such Cray Report. If no royalty is due from Purchaser during such quarter, Purchaser will provide to Seller a statement so certifying.

(d) Audits. Upon no less than ten (10) business days advance notice, Purchaser shall permit an accounting firm selected jointly by Purchaser and Seller to conduct an inspection and audit of the relevant accounting and sales books and records of Purchaser relating to the distribution and licensing of the Cray Compiler Product on a stand-alone basis or other transactions for which a royalty is due pursuant to Section 6(b) above, and the invoices of associated licensing and support and other appropriate fees and to obtain true and correct photocopies thereof. Such inspection and audit shall be conducted during regular business hours at Purchaser’s offices and in such a manner as not to interfere unreasonably with Purchaser’s normal business activities, and shall be at the expense of Seller. The accounting firm conducting the audit shall keep confidential and not disclose to Seller the Purchaser’s customer names, addresses and other customer identifying data and information. Such audits shall not be conducted more frequently than once every twelve (12) months except as set forth below. If such audit should disclose any underpayment of royalty fees, Purchaser will promptly pay Seller such underpaid amount, together with interest thereon at a rate of one and one-half percent (1.5%) per month or partial month during which each amount was owed and unpaid, from the date such amount is due until finally paid. If the amount of such underpayment exceeds five percent (5%) of amounts due within any six-month period, then Purchaser will immediately reimburse Seller for Seller’s reasonable expenses associated with such audit, which reimbursement (together with the unpaid amount and interest thereon) will be Seller’s sole remedy for Purchaser’s underpayment. In addition, Seller will have the right, for the next four (4) consecutive calendar quarters, to exercise its audit rights on a quarterly basis. If any audit discovers an overpayment made by Purchaser to Seller, Seller shall promptly refund to Purchaser the amounts overpaid. The audit will be subject to Purchaser’s reasonable confidentiality provisions, including the obligation to treat all information disclosed, or to which auditing firm has access, as Confidential Information of Purchaser. Seller acknowledges and agrees that, notwithstanding the foregoing, Purchaser is not obligated to provide any information, or access to any information, the provision of which would violate any applicable law, statute or regulation or any obligation of confidentiality imposed under contract; Purchaser agrees to provide such information as is reasonably necessary to verify the payment of royalties due under this Amendment in such manner as will not violate such applicable laws, statutes or regulations or obligations of confidentiality.

7. Back-end Compiler Software.

(a) Provision of Back-end Compiler Software. After the earlier of:

(I) Purchaser has paid a royalty to Seller pursuant to Section 6(b) above, Seller may request that Purchaser provide, or

(II) three years after the date of this Agreement, Seller shall have a one-time option (renewable as described below) to request that Purchaser provide:

in binary form, the latest released copy of the associated Cray Back-end Compiler software and all the software parts needed to constitute a usable functioning compiler product, and Purchaser shall do so on the same schedule as used to provide the Front-end Compiler Software. Effective with such provision, Purchaser grants Seller a non-exclusive, fully-paid, worldwide license and right, including under all patents then owned by Purchaser, to use for its own internal use and to market and distribute a compiler product to third parties that incorporates such Back-end Compiler software as part of a stand-alone compiler product, which is referred to as the SGI Compiler Product (with attribution to Purchaser as described in Section 8(a) below). Seller may market and license the SGI Compiler Product pursuant to its standard software license agreement. As between the parties, Seller shall be solely responsible for the SGI Compiler Product, including the Back-end Compiler software obtained from Purchaser, it so markets and licenses. For purposes of this Section 7, the term “stand-alone” means a distribution of the SGI Compiler Product for the purpose of generating code for products other than Seller Products solely by itself or associated with a distribution of a suite of the compiler, libraries and other software tools. It does not include a distribution of the SGI Compiler Product for the purpose of generating code for Seller Products. If Seller has exercised the one-time option described in clause (II) above and if within 12 months after the exercise of such option Seller has not paid Purchaser royalties of at least $5,000 under Section 7(b)(i) below, then, unless clause (I) has become effective in the meantime, at Purchaser’s option and upon written notice to Seller so stating, all of Seller’s rights and Purchaser’s obligations under this Section 7(a) shall terminate immediately. If Seller has exercised the one-time option described in clause (II) above and if within 12 months after the exercise of such option Seller has paid Purchaser royalties of at least $5,000 under Section 7(b)(i) below, or if clause (I) has become effective in the meantime, then Purchaser shall provide in binary form the latest released copy of the associated Cray Back-end Compiler software on the same schedule as used to provide the Front-end Compiler Software. This Section 7(a) shall be construed as an addition to and not a limitation of the rights of the parties under the Technology Agreement, as amended from time to time.

(b) Royalty, Records and Reports, Audits.

(i) Royalty. To the extent Seller markets and distributes the SGI Compiler Product on a stand-alone basis, Seller shall account, on a quarterly basis, for all licensing and support fees invoiced by Seller to third parties for the stand-alone SGI Compiler Product, as set forth in Section 7(b)(ii) below, and shall pay Purchaser a royalty at the rate of five percent (5%) of such licensing and support fees so invoiced by Seller. To the extent that Seller bundles the SGI Compiler Product with libraries and other tools with a combined price, then Seller may allocate the amount of the invoice among the SGI Compiler Product and other libraries and tools based on its most current published price list for such SGI Compiler Product, libraries and tools; if no such allocation is reasonably possible, then Seller shall pay the royalty based on the entire invoice.

To the extent Seller employs a different business model in which revenue is derived from activities involving the SGI Compiler Product other than licensing and support fees, Seller will pay Purchaser 5% of such revenue in lieu of the licensing and support royalty fee described above. By way of example, if Seller compiles customer code for free via a website utilizing the SGI Compiler Product and generates profits from advertising, then the advertising revenue would be subject to a 5 % royalty fee.

(ii) Records and Reports. Seller will maintain complete, current and accurate records documenting all copies of the SGI Compiler Product distributed by or for Seller on a stand-alone basis to third parties or other transaction for which a royalty is due pursuant to Section 7(b)(i) above. Within thirty (30) days of the end of each calendar quarter, beginning with the first calendar quarter in which Seller first invoices a third-party for licensing and support fees for the distribution of the SGI Compiler Product on a stand-alone basis or other transaction for which a royalty is due pursuant to Section 7(b)(i) above, Seller will submit to Purchaser a written report which will set forth the number of copies of the SGI Compiler Product so distributed by Seller, the licensing and support or other appropriate fees for which a royalty is due and such other information as Purchaser may reasonably request but not including customer names, addresses and other customer identifying data and information (the “SGI Report”). Seller will enclose with the SGI Report the stipulated royalty as set forth in such SGI Report. If no royalty is due from Seller during such quarter, Seller will provide to Purchaser a statement so certifying.

(iii) Audits. Upon no less than ten (10) business days advance notice, Seller shall permit an accounting firm selected jointly by Seller and Purchaser, which may be the same firm selected pursuant to Section 6(d) above, to conduct an inspection and audit of the relevant accounting and sales books and records of Seller relating to the distribution and licensing of the SGI Compiler Product on a stand-alone basis or other transaction for which a royalty is due pursuant to Section 7(b)(i) above, and the invoices of associated licensing and support and other appropriate fees and to obtain true and correct photocopies thereof. Such inspection and audit shall be conducted during regular business hours at Seller’s offices and in such a manner as not to interfere unreasonably with Seller’s normal business activities, and shall be at the expense of Purchaser. The accounting firm conducting the audit shall keep confidential and not disclose to Purchaser the Seller’s customer names, addresses and other customer identifying data and information. Such audits shall not be conducted more frequently than once every twelve (12) months except as set forth below. If such audit should disclose any underpayment of royalty fees, Seller will promptly pay Purchaser such underpaid amount, together with interest thereon at a rate of one and one-half percent (1.5%) per month or partial month during which each amount was owed and unpaid, from the date such amount is due until finally paid. If the amount of such underpayment exceeds five percent (5%) of amounts due within any six-month period, then Seller will immediately reimburse Purchaser for Purchaser’s reasonable expenses associated with such audit, which reimbursement (together with the unpaid amounts and interest thereon) will be Purchaser’s sole remedy for Seller’s underpayment. In addition, Purchaser will have the right, for the next four (4) consecutive calendar quarters, to exercise its audit rights on a quarterly basis. If any audit discovers an overpayment made by Seller to Purchaser, Purchaser shall promptly refund to Seller the amounts overpaid. The audit will be subject to Seller’s reasonable confidentiality provisions, including the obligation to treat all information disclosed, or to which auditing firm has access, as Confidential Information of Seller. Purchaser acknowledges and agrees that, notwithstanding the foregoing, Seller is not obligated to provide any information, or access to any information, the provision of which would violate any applicable law, statute or regulation or any obligation of confidentiality imposed under contract; Seller agrees to provide such information as is reasonably necessary to verify the payment of royalties due under this Amendment in such manner as will not violate such applicable laws, statutes or regulations or obligations of confidentiality.

(c) Termination of Rights. At Purchaser’s option and upon written notice to Seller so stating, all of Seller’s rights and Purchaser’s obligations under Sections 3 and 7(a) shall terminate immediately upon a Change of Control of Seller. For purposes of this Amendment, a “Change of Control” shall mean and includes any or all of the following:

(i) The shareholders of the Seller approve a merger or consolidation of the Seller with any other corporation, other than a merger or consolidation which would result in the voting securities of the Seller outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity) at least 50% of the total voting power represented by the voting securities of the Seller or such surviving entity outstanding immediately after such merger or consolidation, or the shareholders of the Seller approve a plan of complete liquidation of the Seller or an agreement for the sale or disposition of all or substantially all of the Seller’s assets.

(ii) The acquisition by any person as beneficial owner, directly or indirectly, of securities of the Seller representing 50% or more of the total voting power represented by the Seller’s then outstanding voting securities.

Any other provisions of this Section notwithstanding, the term “Change of Control” shall not include, if undertaken at the election of the Seller, either a transaction the sole purpose of which is to change the state of the Seller’s incorporation, or a transaction, the result of which is to sell all or substantially all of the assets of the Seller to another corporation (the “surviving corporation”), provided that the surviving corporation is owned directly or indirectly by the shareholders of the Seller immediately following such transaction in substantially the same proportions as their ownership of the Seller’s common stock immediately preceding such transaction; and provided further that the surviving corporation expressly assumes the Technology Agreement, as amended to such time.

8. General.

(a) Attribution and Copyrights. The attribution contemplated in Sections 6(a) and 7(a) above shall be contained in marketing catalogs and other material, including web pages, that describe the Cray Compiler Product or the SGI Compiler Product, as applicable, as a footnote substantially as follows: “This product is based in part on technology licensed from Cray Inc./Silicon Graphics, Inc.,” as appropriate. In all redistributions of source and binary codes contemplated by this Amendment, Purchaser and Seller shall each reproduce, maintain and distribute the other party’s copyright notices and disclaimers contained in the codes delivered to them.

(b) Confirmation of Technology Agreement. Except as specifically set forth herein, all the terms and provisions of the Technology Agreement, as amended prior to the date hereof, are hereby confirmed in full and remain in full force and effect, including without limitation the provisions of Section 4 of the Technology Agreement. Nothing in this Amendment No. 3 shall be construed as limiting Seller’s rights in any way with respect to the Front-end Compiler Software as it existed on April 1, 2000, and improved thereafter by Seller without reference to any software provided by Purchaser to Seller pursuant to this Amendment No. 3.

(c) Counterparts. This Amendment may be executed in two or more counterparts, each of which shall be considered an original.

IN WITNESS WHEREOF, the undersigned have executed this Amendment as of the date and year first above written.

CRAY INC.

By: /s/ Kenneth W. Johnson
Kenneth W. Johnson
Senior Vice President & General Counsel

SILICON GRAPHICS, INC.

By: /s/ Kathy Lanterman
Authorized Officer

9